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Filer:
  Company Data:
    Company Name:  Campbell Alternative Asset Trust

    IRS Number:  52-2238521
    State of Incorporation: Delaware
    Fiscal Year End:  12/31

    Business Address:  210 W. Pennsylvania Avenue
                       Baltimore, Maryland  21204
    Business Phone:    410-296-3301

    Filing Values:
      Form Type:  424B3
      SEC File Number:  333-37548


                        CAMPBELL ALTERNATIVE ASSET TRUST
                          MONTHLY REPORT - August 2005
                                   -----------


                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (23,480.135 units) at July 31, 2005             $ 39,015,778
Additions of 95.683 units on August 31, 2005                         150,549
Redemptions of (268.564) units on August 31, 2005                   (422,561)
Offering Costs                                                       (27,795)
Net Income (Loss) - August 2005                                   (2,043,990)
                                                                ------------

Net Asset Value (23,307.254 units) at August 31, 2005           $ 36,671,981
                                                                ============

Net Asset Value per Unit at August 31, 2005                     $   1,573.41
                                                                ============

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                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                     $   263,743
    Change in unrealized                                            (594,513)

  Gains (losses) on forward contracts:
    Realized                                                               0
    Change in unrealized                                          (1,802,665)
  Interest income                                                    104,726
                                                                ------------

                                                                  (2,028,709)
                                                                ------------

Expenses:
  Brokerage fee                                                       98,505
  Performance fee                                                    (89,191)
  Operating expenses                                                   5,967
                                                                ------------

                                                                      15,281
                                                                ------------

Net Income (Loss) - August 2005                                 $ (2,043,990)
                                                                ============


                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on August 31, 2005                      $  1,573.41

Net Asset Value per Unit on July 31, 2005                        $  1,661.65

Unit Value Monthly Gain (Loss) %                                       (5.31)%

Fund 2005 calendar YTD Gain (Loss) %                                    4.80%


To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                  /s/ Theresa D. Becks
                                  -----------------------------------------
                                  Theresa D. Becks, Chief Financial Officer
                                  Campbell & Company, Inc.
                                  Managing Owner
                                  Campbell Alternative Asset Trust

                                  Prepared without audit

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Dear Investor,

Sharp reversals in extraordinary times...

August was a disappointing month in which sharp trend reversals occurred in each of the major financial sectors, resulting in significant losses in all of our portfolios. The tragedy that struck the US Gulf Coast at the end of the month was stunning in scope, and its impact will be felt in the coming months, but it was a series of major trend reversals that generated the losses in August. Currencies were our worst performing sector. The US Dollar peaked at the end of July, then reversed sharply and traded close to its recent lows at the end of August. A similar reversal occurred in the Interest Rates sector, resulting in losses at both ends of the yield curve. Equities trended higher in July, but record energy prices caused a sharp sell-off and resulted in losses in this sector. Energy was the only profitable sector in our portfolios this month, but the size of positions was not sufficient to offset the losses incurred in the financial sectors. While these losses certainly hurt and there is no room for sanguinity, to "give back" some of our recent gains is not in itself unusual and we continue to be profitable on a year-to-date basis. We appreciate your continuing confidence and will continue to work hard, maintain our discipline, and look for better days ahead. Please do not hesitate to call for assistance.

Sincerely,
Bruce Cleland
President & CEO